                                       Exhibit 11


                 COMPUTATION OF NET EARNINGS PER COMMON SHARE





                                              Three Months Ended        Six Months Ended
                                                  June 30,                 June 30,
                                           -----------------------  -----------------------

                                              1996         1995        1996        1995
                                           ----------- -----------  ----------- -----------
EARNINGS
Net Earnings                               $ 1,473,228 $ 1,481,958  $ 2,715,056 $ 2,953,186
                                           =========== ===========  =========== ===========


SHARES
Weighted Average Number
 of Common Shares Outstanding                4,750,237   4,724,296    4,742,775   4,721,756
Common Share Equivalents                       130,731      40,160      112,105      39,036
                                           ----------- -----------  ----------- -----------
Weighted Average Common
 Shares Outstanding and
 Equivalents                                 4,880,968   4,764,456    4,854,880   4,760,792
                                           =========== ===========  =========== ===========

PRIMARY EARNINGS PER
COMMON SHARE
Net Earnings                               $       .30 $       .31  $       .56 $       .62
                                           =========== ===========  =========== ===========
